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             FORM 15. - CERTIFICATION AND NOTICE OF TERMINATION OF
           REGISTRATION UNDER SECTION 12(g) OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 13(d) OF THE SECURITIES
                                  EXCHANGE ACT

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                  Commission File Number 0-5641
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                          CleveTrust Realty Investors
                          ---------------------------
             (Exact name of Registrant as specified in its charter)

       1991 Crocker Road, Suite 215, Westlake, Ohio 44145 (440) 899-0909
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                 Shares of Beneficial Interest, $1.00 Par Value
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            (Title of each class of securities covered by this Form)

               _________________________________________________
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                 Rule 12g-4(a)(1)(i)  /X/ .         Rule 12h-3(b)(1)(i)  /X/ .
                 Rule 12g-4(a)(1)(ii) ____.         Rule 12h-3(b)(1)(ii) ____.
                 Rule 12g-4(a)(2)(i)  ____.         Rule 12h-3(b)(1)(i)  ____.
                 Rule 12g-4(a)(2)(ii) ____.         Rule 12h-3(b)(1)(ii) ____.
                                                    Rule 15d-6           ____.

Approximate number of holders of record as of the certification or notice date:
1,000
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Pursuant to the requirements of the Securities Exchange Act of 1934 CleveTrust
Realty Investors has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 30, 1998
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By:   /s/ Michael R. Thoms
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